Exhibit 99.1

SANDRIDGE ENERGY, INC. ANNOUNCES RESIGNATION OF CARL GIESLER AND APPOINTMENT OF GRAYSON PRANIN TO PRESIDENT AND CHIEF EXECUTIVE OFFICER

OKLAHOMA CITY, July 13, 2021 /PRNewswire/ -- SandRidge Energy, Inc. (the "Company" or "SandRidge") (NYSE: SD) today announced that Carl Giesler, Jr. has resigned as Chief Executive Officer, President and a member of the Board of Directors for the Company (the "Board") in order to pursue another career opportunity. Mr. Giesler's resignation will be effective July 16, 2021, and is not the result of any disagreement with the Company or any matter relating to the Company's operations, policies or practices.

The Board has appointed Grayson Pranin, the Company's current Senior Vice President and Chief Operating Officer, to serve as President, Chief Executive Officer and Chief Operating Officer. For the past 10 years, Mr. Pranin has served in various engineering, operational and leadership roles at the Company. Further, Mr. Pranin's appointment represents a continuation of the Board and the Company's focus on maximizing cash flow. Mr. Pranin held a significant role in right sizing the Company's cost structure and operations during his tenure.

Jonathan Frates, Chairman of the Company's Board, commented, "We would like to thank Carl for his leadership since joining the Company in the spring of 2020. He guided SandRidge through a difficult period to reposition the Company and to right-size its cost structure. We believe that with the Board, Grayson and Salah's leadership, the Company is well positioned to maximize the cash flow of its long-lived, primarily PDP oil and gas properties."

About SandRidge Energy, Inc. SandRidge Energy, Inc. (NYSE: SD) is an independent oil and gas company engaged in the development and acquisition of oil and gas properties. Its primary area of operations is the Mid-Continent region in Oklahoma and Kansas. Further information can be found at www.sandridgeenergy.com.

Contact Information
Investor Relations
SandRidge Energy, Inc.
1 E. Sheridan Ave. Suite 500
Oklahoma City, OK 73104
investors@sandridgeenergy.com

1